Exhibit 4.2.5

FIFTH AMENDMENT TO THE REVOLVING CREDIT AGREEMENT

THIS FIFTH AMENDMENT to the REVOLVING CREDIT AGREEMENT, dated as of this 28th day of August, 2006 (the “Fifth Amendment”), is entered into in connection with and as an amendment to that certain Revolving Credit Agreement, dated as of March 10th, 2003 (the “Credit Agreement”), as amended by that First Amendment, dated as of August 31st, 2003, as further amended by that Second Amendment, dated as of February 27th, 2004, as further amended by that Third Amendment, dated as of August 30th, 2004, as further amended by that Fourth Amendment, dated as of August 24th, 2005, and as further amended, restated or modified from time to time, by and between First National Bank of Omaha (the “Bank”) and Ballantyne of Omaha, Inc. (the “Borrower”). All capitalized terms used but not otherwise defined herein shall have their respective meanings as prescribed in the Credit Agreement.

WHEREAS, the maturity date for the Base Revolving Credit Facility pursuant to the Credit Agreement is currently August 28th, 2006; and

WHEREAS, the Borrower and the Bank desire to extend the maturity date of the Base Revolving Credit Facility to August 27th, 2007 and to make such other amendments as discussed below.

NOW, THEREFORE, the parties hereby agree that as of the date hereof:

1.                 The following definition in Article I of the Credit Agreement is hereby amended to read as follows:

Termination Date: August 27, 2007, or such later date as is approved in writing by FNBO.

2.                 Section 2.1 of the Credit Agreement is hereby amended by replacing the phrase “Until August 28, 2006” with “Until August 27, 2007”.

3.                 This Fifth Amendment shall not affect any and all amounts and obligations that may be outstanding from the Borrower to the Bank under the Credit Agreement, and all such obligations remain secured by the Collateral.

4.                 This Fifth Amendment may be executed in several counterparts, and such counterparts together shall constitute one and the same instrument.

5.                 Except as expressly agreed herein, all terms of the Credit Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Fifth Amendment to be executed as of the day and year first above written.

BANK:

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Marc T. Wisdom
Marc T. Wisdom, Second Vice President

BORROWER:

BALLANTYNE OF OMAHA, INC.

By:	/s/ John P Wilmers
Its:	President/CEO

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:	JPW
Borrower